Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Butler National Corporation, a Kansas corporation (herein “Company” or “BNC”), has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). One class consists of 100,000,000 authorized shares of common stock, par value $0.01 per share (“Common Stock”). The other class consists of preferred share purchase rights that currently are not separately traded or transferrable apart from the Common Stock.

This description of the Company’s securities is based on BNC’s Amended and Restated Articles of Incorporation (the “Articles”), amended bylaws (“Bylaws”), the Shareholder Rights Agreement dated August 2, 2011 as amended from time to time (the “Rights Agreement”), and provisions of applicable Kansas law. The following description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of BNC’s Articles, Bylaws, and Rights Agreement, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part.

Authorized Capital

The Company’s authorized capital stock consists of 100,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock. There are no shares of Preferred Stock outstanding.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Common Stock does not have cumulative voting rights.

Dividends

Subject to the rights of holders of Preferred Stock (if any), holders of Common Stock are entitled to receive dividends when, as and if declared by the Company’s Board of Directors out of funds legally available for that purpose.

Liquidation

In the event of any liquidation, dissolution or winding-up of the Company, subject to the rights of holders of Preferred Stock (if any), holders of Common Stock are entitled to receive the remaining assets available for distribution to stockholders.

No Preemptive or Similar Rights

Common Stock is not entitled to preemptive rights, conversion or other rights to subscribe for additional securities and there are no redemption or sinking fund provisions applicable to Common Stock.

Fully Paid and Non-assessable

All of the outstanding shares of Common Stock are fully paid and non-assessable.

Listing

The Common Stock is traded on OTCQB under the trading symbol “BUKS”.

Transfer Agent and Registrar

The transfer agent and registrar for Common Stock is EQ by Equiniti.

Classified Board

The Company’s Board of Directors is divided into three classes. Stockholders elect the directors of each class for three-year terms upon the expiration of the term of a respective class. Stockholders elect only one class of directors each year.

Advance Notice for Stockholder Proposals and Nominations

The Company’s Bylaws contain provisions requiring advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to BNC’s Board of Directors. A stockholder must give notice not less than 120 days before the first anniversary of the mailing date of the notice of the preceding year’s annual meeting. The notice must contain the information required by the Bylaws, and the stockholder(s) and nominee(s) must comply with the other information requirements outlined in the Bylaws.

Limitations on Ability of Stockholders to Call a Special Meeting by Act or by Written Consent

BNC’s Bylaws provide that a special meeting of the stockholders may be called only by the Chairman of the Board of Directors, the Vice Chairman of the Board, if any, the Chief Executive Officer, the President or the Board of Directors. Any action required by law to be taken at any annual or special meeting of stockholders of the Company, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all the holders of outstanding stock entitled to vote thereon.

Authorized But Unissued Shares

BNC may issue additional shares of Common Stock or Preferred Stock without stockholder approval, subject to applicable law, for a variety of corporate purposes, including future public or private offerings to raise capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved Common Stock and Preferred Stock may enable the Company to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of the Company.

Shareholder Rights Plan

Each share of Common Stock carries with it one preferred share purchase right (each a “Right”) to acquire one-two hundredth of a share of Series C Participating Preferred Stock, par value $5.00 per share. Until a person or group of persons acquires, or obtains the right to acquire, 15% or more of the outstanding shares of voting stock of the Company without the prior express written consent of the Company (a “Triggering Event”), the Rights are transferred with and only with the Company’s Common Stock. Prior to a Triggering Event, ownership of any Right shall not entitle such holder to vote, receive dividends, have any of the rights of a stockholder of the Company, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting, or be deemed for any purpose the holder of Preferred Stock, Common Stock or any other securities of the Company. The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Right. A summary of the Rights are included in the Company’s Form 8-A filed on August 2, 2011 and incorporated herein by reference.

Requirements to Amend Bylaws

BNC’s Articles and Bylaws expressly authorize the Board of Directors to amend, alter, repeal or adopt the Bylaws of the Company. The Bylaws of the Corporation may from time to time be repealed, amended or altered, or new Bylaws may be adopted, in either of the following ways: (i) by the vote of a majority of the stockholders entitled to vote at any annual or special meeting thereof; and (ii) by resolution adopted by a majority of the members of the Board of Directors then in office; provided, however that the power of the directors to suspend, repeal, amend or otherwise alter the Bylaws or any portion thereof may be denied as to any Bylaws or portion thereof enacted by the stockholders if at the time of such enactment the stockholders shall so expressly provide.